EXHIBIT-99.1

          Hybridon's Board Elects James B. Wyngaarden, Chairman, Sudhir Agrawal, President and Acting CEO and Robert G. Andersen, CFO

Milford, MA, February 15, 2000 - Hybridon's Board of Directors has announced the following management changes, effective today:

James B. Wyngaarden, M.D., former Director of the National Institutes of Health from 1982 to 1989, has been elected Chairman of Hybridon's board of directors. Dr. Wyngaarden also serves on the board of directors of Human Genome Sciences, Inc. and Magainin Pharmaceuticals, Inc., and has served as a member of Hybridon's board since 1990 and as Vice Chairman since February 1997. He replaces Mr. H. F. Powell, who has resigned as Chairman and as a director of the company. Dr. Wyngaarden has also served as Foreign Secretary of the National Academy of Sciences and the Institute of Medicine of the National Academy of Sciences from 1990 to 1994, and as a council member of the Human Genome Organization from 1990 to 1991. Dr. Wyngaarden's distinguished career in medicine includes a 15 year association with Duke University as Chairman of the Dept. of Medicine and Physician-in-Chief at Duke University Hospital from 1967 to 1982.

Sudhir Agrawal, D. Phil., who will continue to serve as Hybridon's Chief Scientific Officer, has been elected President and acting Chief Executive Officer. Dr. Agrawal will act as CEO in place of E. Andrews Grinstead III, Hybridon's CEO and President since 1991, who has taken an unexpected medical leave of indefinite duration due to a serious illness.

Dr. Agrawal joined Hybridon in February 1990 and was appointed Chief Scientific Officer in January 1993 and Senior Vice President of Discovery in March 1994. He has served on the board of directors since March 1993. Prior to joining Hybridon, Dr. Agrawal served as a Foundation Scholar at the Worcester Foundation for Experimental Biology from 1987 through 1991 and was a Research Associate at the Medical Research Council, Laboratory of Molecular Biology in Cambridge, England from 1985 to 1986. Dr. Agrawal is the author of over 200 scientific publications and has edited three books. He has been awarded more than 40 patents for his discoveries.

Robert G. Andersen has been elected Chief Financial Officer. Mr. Andersen joined Hybridon as VP of MIS and Systems Engineering in November 1996 and was appointed Vice President of Operations and Planning in November 1997. He assumed responsibility for the company's finances and was named Treasurer in March 1998. He has been engaged in the company's restructuring process throughout 1998 and 1999. Prior to joining Hybridon, Mr. Andersen managed the Applied Objects business unit at Digital Equipment Corp. from 1990 to 1993, and was Group Manager of Engineering for Digital's manufacturing market sector from 1986 to 1989. Prior to joining Digital, Mr. Andersen served in a variety of operational positions at United Technologies Corp. from 1978 to 1986, including Director of Quality for Otis Elevator Company's European Operations.

"We have an extraordinary team of professionals who are committed to Hybridon's direction and ultimate success. Under Jim's leadership, we will continue to work towards our goal of realizing the market potential of antisense technology." said Sudhir Agrawal, Hybridon's President and acting CEO, "We'll miss Andy's energy and vision in pursuing this goal, and we wish him a speedy recovery."

Located in Milford, MA, Hybridon, Inc. is engaged in the discovery and development of novel genetic medicines based primarily on antisense technology for the treatment of diseases for which there are currently limited or no effective treatments. Antisense technology involves the use of synthetic segments of DNA to stop the production of disease associated proteins by interacting at the genetic level with target strands of messenger RNA. Hybridon's lead compound, GEM(R)231, is currently in Phase II clinical trials for the treatment of solid tumors. In addition, the company has a custom manufacturing division, Hybridon Specialty Products. Hybridon also has two spinouts, MethylGene, Inc. and OriGenix Technologies Inc., in which it holds minority ownership positions. For more detailed information about Hybridon, please visit the website at www.hybridon.com.

The statements made in this press release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, that involve a number of risks and uncertainties, including the risk that the company will be forced to cease operations. Such statements are only predictions and actual events or results may differ materially. In addition to the matters described in this press release, risk factors as stated from time to time in Hybridon's SEC reports, including but not limited to, its Annual Report on Form 10-K, may affect the results achieved by Hybridon.

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This and other Hybridon press releases can be found at http://www.hybridon.com and http://www.noonanrusso.com.